Exhibit 99.1

Foghorn Therapeutics Provides an Update on FHD-609

CAMBRIDGE, Mass.--(GLOBE NEWSWIRE)--April 24, 2023--Foghorn® Therapeutics Inc. (Nasdaq: FHTX), a clinical-stage biotechnology company pioneering a new class of medicines that treat serious diseases by correcting abnormal gene expression, today announced an update on the FHD-609 program in synovial sarcoma and SMARCB1-deleted tumors.

Foghorn is pausing enrollment in the FHD-609 study in synovial sarcoma and SMARCB1-deleted tumors due to a grade 4 QTc prolongation event in a synovial sarcoma patient at the second highest dose. Enrollment of the dose escalation portion of the study has been completed and a maximum tolerated dose has been identified. Patients in the affected cohort were dose reduced and additional safety measures have been discussed with and provided to the study investigators. The Company promptly communicated the enrollment pause and risk mitigation actions to the FDA and European regulatory authorities. Consequently, the FDA placed the study on partial clinical hold in the United States, while allowing patients currently enrolled and benefiting from therapy to continue dosing and to remain on FHD-609. The Company is not at this time planning to pursue a dose expansion study independently.

About Foghorn Therapeutics
Foghorn® Therapeutics Inc. is discovering and developing a novel class of medicines targeting genetically determined dependencies within the chromatin regulatory system. Through its proprietary scalable Gene Traffic Control® platform, Foghorn is systematically studying, identifying and validating potential drug targets within the chromatin regulatory system. The Company is developing multiple product candidates in oncology. Visit our website at www.foghorntx.com for more information on the Company, and follow us on Twitter and LinkedIn.

Forward-Looking Statements
This press release contains “forward-looking statements” regarding the Company’s clinical program for FHD-609. Forward-looking statements include statements regarding the Company’s clinical trials, product candidates and research efforts and other statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods. Forward-looking statements are based on our current expectations and assumptions regarding capital market conditions, our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including risks relating to our clinical trials and other factors set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the Securities and Exchange Commission. Any forward-looking statement made in this press release speaks only as of the date on which it is made.

Contact:
Ben Strain, Foghorn Therapeutics Inc. (Media and Investors)
bstrain@foghorntx.com

Karin Hellsvik, Foghorn Therapeutics Inc. (Media)
khellsvik@foghorntx.com
Michael Lampe, ScientPR (Media)
michael@scientpr.com
Hans Vitzthum, LifeSci Advisors (Investors)
hans@lifesciadvisors.com